Exhibit 10.13

FORM OF OFFICER INDEMNITY

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (the “Agreement”) is made and entered into this _______day of _______________, 20__, by and between TYSON FOODS, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as “Tyson”), and ________________ (hereinafter referred to as the “Indemnitee”).

RECITALS

A.     Indemnitee currently serves as a full-time employee and officer of Tyson and Tyson wishes Indemnitee to continue in such capacity.

B.    Indemnitee has indicated that she or he does not regard the indemnities available under Tysons by-laws and available insurance, if any, as adequate to protect her or him against the risks associated with her or his service to Tyson. Indemnitee may not be willing to continue in office in the absence of the benefits afforded to Indemnitee under this Agreement; however, Indemnitee is willing, under certain circumstances, to continue in such capacity.

C.     As a condition to the Indemnitee’s willingness to continue to serve in such capacity, Tyson has agreed to indemnify and hold the Indemnitee harmless from and against certain claims, demands, damages, actions, causes of action, liabilities, losses and expenses, as described herein.

D.     The parties wish to document their understandings regarding such indemnification rights and obligations, as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises recited and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Tyson and the Indemnitee, the parties hereby agree as follows:

1.Indemnification for Losses. Tyson hereby agrees to discharge, indemnify and hold the Indemnitee (and, if applicable, the Indemnitee’s executors or administrators) (hereinafter referred to individually as a Covered Indemnitee” and collectively as the “Covered Indemnitees”) harmless, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof, or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification from and against any and all past, present and future claims, demands, damages, actions, causes of action, liabilities, losses, costs and expenses (including, but not limited to, court costs, judgments, fines and taxes) of whatever kind or nature, in law, equity or otherwise, which may arise or be incurred in connection with investigating, preparing and defending against any actions, proceedings, or suits of any kind or nature whatsoever, whether civil, criminal, administrative or investigative (whether commenced or threatened), in any way relating to any claim, allegation or assertion made against the Indemnitee because of any act or omission or neglect or breach of duty, including any error or misstatement or misleading statement, which the Indemnitee allegedly commits or suffers in the Indemnitee’s capacity or capacities for Tyson (collectively, such claims, demands, damages, actions, causes of action, liabilities, losses, costs and expenses are referred to hereafter as “Losses”).

2.Indemnification Limitations. The indemnification obligations of Tyson under Paragraph 1 shall not apply to Losses:
(a)     for which payment is actually made to the Indemnitee under a valid and collectible insurance policy or bond, except in respect of any excess beyond the amount of payment under such insurance policy or bond;

(b)     for which the Indemnitee is entitled to indemnity and/or payment by reason of having given timely notice of any circumstance which might give rise to a claim under any insurance policy or bond, although the terms of which expired prior to the date of this Agreement;

(c)     for which the Indemnitee is indemnified by Tyson otherwise than pursuant to this Agreement;

(d)    based upon or attributable to the Indemnitee gaining in fact any remuneration, personal profit or advantage to which she or he was not legally entitled;

(e)    for an accounting or disgorgement of profits made from the purchase or sale by the Indemnitee of securities of Tyson within the meaning of Section 16 (b) of the Securities Exchange Act of 1934 and amendments thereto (the “Exchange Act”) or similar provisions of any state statutory or common law;

Exhibit 10.13

(f)    for the Indemnitee’s reimbursement to Tyson of any bonus or other incentive-based or equity-based compensation previously received by the Indemnitee from the sale of securities of Tyson, as required in each case under the Exchange Act (including any such reimbursements under Section 304 of the Sarbanes-Oxley Act of 2002 in connection with an accounting restatement of Tyson or the payment to Tyson of profits arising from the purchase or sale by the Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or under any similar compensation clawback policy of Tyson;

(g)    brought about or contributed to by the dishonesty of Indemnitee; however, notwithstanding the foregoing, Indemnitee shall be protected under this Agreement as to any claims upon which suit may be brought against her or him by reason of any alleged dishonesty on her or his part, unless a judgment or other final adjudication thereof adverse to Indemnitee shall establish that she or he committed acts of active and deliberate dishonesty with actual dishonest purpose and intent which were material to the cause of action so adjudicated;

(h)if a final decision by a court having jurisdiction in the matter shall determine that such payment is not lawful; or

(i)    for which the Indemnitee is finally judicially determined on the merits to have caused through the bad faith or dishonesty of the Indemnitee; provided such bad faith or dishonesty was material to the cause of action so adjudicated.

3.     Defense to Indemnification. It shall be a defense to any action brought by a Covered Indemnitee against Tyson to enforce this Agreement (other than an action brought to enforce a claim for Losses incurred in defending against a claim related to an indemnifiable event in advance of its final disposition) that it is not permissible under applicable law for Tyson to indemnify such Covered Indemnitee for the amount claimed

4.     Indemnification Procedures. Except as set forth in Section 5 below, Losses shall be indemnified by Tyson only as a result of a settlement, final judgment or decree incurred in accordance with the following procedures:

(a)     If any action, proceeding or suit shall be brought or asserted against a Covered Indemnitee in respect of which indemnity may be sought under this Agreement, the Covered Indemnitee shall promptly notify Tyson in writing, and Tyson will have the right at its option promptly to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Covered Indemnitee and the payment of all expenses. Any Covered Indemnitee shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of separate counsel shall be for the account of the Covered Indemnitee unless (a) the employment thereof has been specifically authorized by Tyson in writing; (b) Tyson has failed within a reasonable time to assume the defense and employ counsel; or (c) the Covered Indemnitee shall have been advised by counsel that representation of the Covered Indemnitee and Tyson by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests among them.

(b)     Tyson shall not be liable for any settlement of any action, proceeding or suit effected without the written consent of Tyson or for any final judgment or decree entered in any such action, proceeding or suit if the Covered Indemnitee fails to provide Tyson promptly with written notice of the assertion of the action, proceeding or suit in the manner contemplated by subparagraph (a) above. If the action, proceeding or suit is settled with Tysons written consent, or if there is a final judgment or decree for the plaintiff in any such action, proceeding or suit by a court of competent jurisdiction and the time to appeal shall have been denied and Tyson was provided with prompt written notice of the assertion of the action, proceeding or suit, Tyson agrees to indemnify and hold harmless the Covered Indemnitee from and against any Losses incurred by reason of the settlement, judgment or decree.

5.     Advancement of Expenses and Indemnification of Legal Expenses. In the event that a Covered Indemnitee employs separate counsel pursuant to Paragraph 4(a) above, Tyson shall advance to the Covered Indemnitee, prior to any final disposition of any pending action, proceeding or suit, whether civil, criminal, administrative or investigative, any and all reasonable attorneys fees and expenses incurred in preparing, investigating and defending any such action, proceeding or suit within thirty (30) days after receiving copies of invoices presented to the Covered Indemnitee for such expenses. The Covered Indemnitee shall reimburse Tyson for all such advances only if and to the extent that a final decision by a court of competent jurisdiction has determined that it was unlawful for the Covered Indemnitee to be indemnified for such fees and expenses.

Exhibit 10.13

6.     Subrogation. In the event Tyson makes any payments pursuant to the terms of this Agreement, Tyson shall be subrogated to the extent of such payments to all of the rights of recovery of the Covered Indemnitee. A Covered Indemnitee shall execute all documents necessary and provide such other cooperation as is necessary to preserve such rights of recovery, including the execution of such documents necessary to enable Tyson effectively to bring suit to enforce such rights.

7.     Inducement. Tyson expressly confirms that it has entered into this Agreement and assumed the obligations hereunder to induce the Indemnitee to continue serving as a full-time employee and officer of Tyson and acknowledges that the Indemnitee is relying upon the benefits provided by this Agreement in continuing in such capacity or capacities. In the event the Indemnitee is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, Tyson shall reimburse the Indemnitee for all of Indemnitee’s reasonable attorneys fees and expenses in preparing, investigating and pursuing such action.

8.     Continuation. Notwithstanding Paragraph 13 below, all obligations of Tyson hereunder shall continue during the period which Indemnitee serves as a full-time employee and officer of Tyson and shall continue following the expiration or termination of such capacity or capacities so long as the Indemnitee shall be subject to any possible action, proceeding or suit of any kind or nature whatsoever, whether civil, criminal, administrative or investigative relating to the Indemnitee’s capacity or capacities as a full-time employee and officer of Tyson.

9.     Binding Effect, No Assignment. This Agreement shall be binding upon and inure to the benefit of the assigns, successors and legal representatives of Tyson and to the executors or administrators of the Indemnitee. This Agreement may not be assigned by the Indemnitee except pursuant to the laws of descent and distribution.

10.     No Waiver. No waiver by a party of any right under this Agreement shall be given effect except by a written instrument signed by the party waiving the right. A written waiver given by any party waiving that partys right to enforce any provision under this Agreement in any particular circumstance shall not operate as a waiver of that provision in any other circumstance or of any other provisions of this Agreement. No delay on the part of any party in exercising any right hereunder shall operate as a waiver thereof.

11.     Entire Agreement. The parties agree that the provisions of this Agreement supersede any other arrangement, whether written or oral, previously agreed to between the parties concerning the subject matter of this Agreement.

12.     Severability. The parties agree that in the event a court of competent jurisdiction holds that any part of this Agreement is invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect as if the provisions held invalid or unenforceable were never a part hereof.

13.     Amendment, Modification and Termination. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of the parties hereto. This Agreement may be terminated by Tyson at any time upon giving the Indemnitee thirty (30) days prior written notice.

14.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware applicable to contracts made and to be performed in such state without giving effect to its principles of conflicts of laws.

15.    Counterparts. This agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

TYSON FOODS, INC.

By: _________________________________________

Name:	John H. Tyson
Title:    Chairman of the Board

INDEMNITEE

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